SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made this ____day of  December, 2016 by and among John McDonough (“McDonough”), American Renal Management LLC, American Renal Holdings Inc., American Renal Associates, LLC, and their operating companies, affiliates, subsidiaries, representatives, shareholders, directors, successors, and assigns (collectively referred to as the “Company”).

WHEREAS, McDonough is currently employed by the Company as the Chief Operating Officer;

WHEREAS, McDonough and the Company are parties to an Employment Agreement dated March 22, 2010, as amended on April 11, 2011 and April 26, 2016 (the “Employment Agreement”); and

WHEREAS, McDonough wishes to step down from his employment from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, McDonough and the Company covenant and agree as follows:

1. Resignation from Employment.  McDonough will resign from the Company effective as of December 31, 2016 (the “Separation Date”).  Between the date of this Agreement and the Separation Date, it is anticipated that McDonough will continue to be an employee of the Company entitled to all payments and benefits (including vacation, paid time off, etc.) that are accorded to him under his Employment Agreement and the Company’s policies and procedures.  On the Separation Date, the Company shall pay McDonough all of his unpaid salary (including unused paid time off) through and including the Separation Date, less all required withholding taxes.  McDonough shall also be entitled to the reimbursement of any business expenses properly incurred prior to the Separation Date and supported in accordance with the Company’s expense reimbursement policies.

2. Severance Payment.  Contingent on McDonough’s execution and non-revocation of this Agreement and re-executing this Agreement after the Separation Date as set forth in paragraph 17, the Company will continue to pay McDonough an amount corresponding to his 2016 base salary payments (through December 31, 2018), less all required withholding taxes (the “Severance Payments”).  The Severance Payments shall be paid through a series of payments aligned with the Company’s pay periods.  The Severance Payments shall be contingent on McDonough’s compliance with the obligations set forth in Article 8 of his Employment Agreement.

3. Health, Life and Disability Insurance.  Contingent on McDonough’s execution and non-revocation of this Agreement and re-executing this Agreement after the Separation Date as set forth in paragraph 17, to the extent permissible under the plans, McDonough shall be eligible to participate in the Company’s group health, life, and disability plans at the Company’s expense until the earlier of (i) December 31, 2018, or (ii) such time as he is eligible to be covered by comparable benefits of a subsequent employer or otherwise (such as Medicare) (the “Coverage Continuation Period”).  McDonough shall cooperate with the Company in complying with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for his extended health insurance coverage.  McDonough agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements.

4. Incentive Compensation. McDonough will be eligible to receive annual cash incentive compensation for his services in 2016 as specified in Article 5.2 of the Employment

Agreement (as amended on April 26, 2016) for 2016. This amount will be paid at a time consistent when payment is made to other eligible employees.

5. Stock and Stock Options.  McDonough has the right, pursuant to the Nonqualified Stock Option Agreement (dated July 9, 2010), to purchase up to 119,586 shares of the Company’s Common Stock (the “Vested Option Shares”) at a price per share of $6.47 per share (the “Option Agreement”), subject to the terms of the Option Agreement and the 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan, as modified by the Notice of Option Amendments (dated April 26, 2016) (the “Plan”).  McDonough’s right to purchase the Vested Option Shares shall terminate on December 31, 2017 (the “Option Termination Date”), and otherwise in accordance with the terms of the Option Agreement, the Company’s Securities Trading Policy, and the Plan.  Notwithstanding the same, those 208,360 stock options associated with the 2.5x Exit Option and those 208,360 stock options associated with the 3.0x Exit Option as defined in the Option Agreement will remain outstanding and eligible to vest and remain exercisable (to the extent vested) through December 31, 2017 and will become vested (if at all) when the applicable vesting criteria set forth in Option Agreement and subsequent Option Amendment are satisfied.  In addition, the Board of Directors of the Company has approved that, contingent on McDonough signing and not revoking this Agreement and re-executing this Agreement after the Separation Date as set forth in paragraph 17 and contingent on McDonough satisfactorily providing the consulting services described in paragraph 6 and Exhibit A, those 79,721 stock options associated with the Time Options as defined in the Option Agreement will remain outstanding and eligible to vest through March 22, 2018.  Except to the extent McDonough maintains rights with respect to the 262,467 shares of Company stock that he currently owns without restriction or subject to any legend (the “Preserved Rights”),

McDonough hereby acknowledges and agrees that his sole right and interest in the capital stock or other equity or ownership interest in the Company consists of his right to purchase the Option Shares as described above, that he otherwise holds no right or interest in the capital stock or other equity or ownership interest in the Company, including but not limited to, those options granted in connection with the 2014 Incremental Nonqualified Stock Option Agreement (dated June 25, 2014) which shall be forfeited as a result of McDonough’s termination of employment, and that his ownership interest in the Company, should he elect to purchase the Option Shares, may be diluted at any time in connection with the issuance by the Company of additional shares of its capital stock.

The parties agree that, to the extent permitted under federal securities law, the Company shall provide such information as is necessary for McDonough (and his spouse, as necessary) to implement non-discretionary, written trading plan(s) that comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934 (“10b5-1 plan”).  McDonough will provide a copy of the 10b5-1 plan to the Company for its review and reasonable comments prior to its implementation.  For the avoidance of doubt, the 10b5-1 plan may only be implemented during an open trading window and while McDonough is not in possession of material non-public information.   The Company shall not be liable for any transaction effectuated pursuant to the 10b5-1 plan.  The foregoing is not intended to supersede any other restrictions that may be applicable to McDonough’s equity holdings.

6. Consultancy After the Separation Date.  From January 1, 2017 until June 30, 2017, McDonough agrees to act as a consultant to the Company on an as-needed basis (the “Consultancy Period”), provided, however, that the Company will take into account

McDonough’s outside obligations and activities in scheduling such consulting services and will endeavor not to unreasonably and unduly interfere with McDonough’s outside obligations and activities.  McDonough agrees to make himself available to perform such services in person at the Company’s offices, off site, via email, or by telephone; however, during the period from January 1, 2017 to January 15, 2017, it is understood that McDonough will only be available via telephone.  McDonough’s duties during the Consultancy Period shall be directed by Joseph Carlucci or Jonathan Wilcox and shall include, but not be limited to, providing assistance to the Company in transitioning his role to a successor, providing assistance to the Company in transitioning his role to other employees, advising the Company as to contracting strategy, and assisting with operational issues.  The consideration set forth in this Agreement shall be sufficient to compensate McDonough for his work during the Consultancy Period, and as such, he will not be entitled to additional pay.  The Company will reimburse McDonough for all reasonable and necessary expenses incurred by him in connection with his services during the Consultancy Period, provided that such expense reimbursements are in accordance with the Company’s expense reimbursement policy and are properly documented and accounted.  Moreover, except as set forth in this Agreement, McDonough’s benefits shall cease on the Separation Date.  McDonough shall not be eligible for a bonus for 2017.

7. Covenant Not to Sue.  This Agreement is intended by the parties to resolve, and shall resolve, any and all claims which McDonough has or may have related to his employment at the Company.  McDonough covenants not to sue or bring any legal proceeding against the Company related to the subject matter of the release contained in paragraph 15 below, except as set forth in paragraph 18 below.  Further, McDonough agrees that he shall not be entitled to and waives and relinquishes any right to any monetary or other relief from any federal or state agency, or other entity, as a result of any charge or litigation brought against the Company, except as set forth in paragraph 18 below.

8. Non-Disparagement.  McDonough shall not make, repeat or publish any disparaging or derogatory remarks concerning the Company, its business, its directors, its officers, its management or its employees, or otherwise take any action which might reasonably be expected to cause damage or harm to any of them. Nothing contained herein shall limit McDonough’s responsibility to speak truthfully in the context of any investigation or legal proceeding, whether or not under oath at the time of such statement, in accordance with paragraph 18 below.

9. References.  If a reference is requested in conjunction with McDonough pursuing another job opportunity, the Company shall only provide information concerning McDonough’s title, dates of employment and salary with the Company in response to such a request consistent with the Company’s reference policy.

10. Return of Documents and the Company Property.  McDonough agrees that, on the Separation Date, he will immediately return to the Company any and all cell phones, keys, pass cards, documents, tapes, notes, computer files, equipment, furniture and other materials (and all copies) in his possession which are the property of the Company, except for those materials which he needs in order to accomplish his consulting duties as described in paragraph 6 and Exhibit A.

11. Confidential Information.  “Confidential Information” as used herein means all information acquired by McDonough from the Company, its employees, its suppliers, its patients or customers, its agents or consultants, or others, during McDonough’s relationship with the Company, that relates to the present or potential businesses, products or services and operations or processes of the Company, as well as any other information as may be designated by the

Company as confidential or that a reasonable person would understand from the circumstances of the disclosure to be confidential, including but not limited to, the name or address of any patient or customer of the Company or any physician or former physician affiliated with or negotiating with the Company.  McDonough acknowledges and agrees that: (i) in the course of employment by the Company, McDonough created, used or had access to information and materials that concern the Company’s business; (ii) all Confidential Information is the property of the Company; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s goodwill and maintenance of the Company’s competitive position that all Confidential Information be kept confidential.  As a result, subject to paragraph 18 below, McDonough agrees not to disclose any Confidential Information to others or to use Confidential Information to McDonough’s own advantage or the advantage of others.

12. Non-Solicitation, Non-Competition, and Confidentiality.  McDonough acknowledges his obligations concerning non-solicitation, non-competition and confidentiality.  Specifically, he shall remain bound by and will continue to abide by the non-solicitation, non-competition and confidentiality provisions in Article 8 of the Employment Agreement, and the Company’s obligation to provide to McDonough the consideration set in this Agreement shall be contingent on his compliance with Article 8 of the Employment Agreement.

13. Cooperation with Company.  McDonough agrees to make himself available, upon reasonable notice, to assist the Company in any investigations or litigations that arise out of issues related to his employment.  Nothing herein in any way requires McDonough to testify untruthfully in any proceeding.

14. Assignment. This Agreement and the rights hereunder are personal to McDonough and may not be transferred or assigned by McDonough at any time.

15. Release by McDonough.  McDonough, for good and valuable consideration described above, the sufficiency of which is hereby acknowledged, does hereby for himself and his heirs, estates, executors, legatees, administrators, agents, representatives, attorneys, insurers and assigns, fully, forever, irrevocably and unconditionally, releases, remises and discharges C.P. Atlas Holding, Inc., American Renal Associates Holdings, Inc., American Renal Holdings Company, Inc., American Renal Associates, LLC, American Renal Holdings, Inc., American Renal Management LLC, Centerbridge Partners, their affiliates, subsidiaries, parents, related or joint venture entities, and any of their predecessors, successors, and assigns, and any of their shareholders, officers, directors, employees, agents, representatives, attorneys, lenders, insurers and assigns, from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money owed, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, leases, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever, known or unknown, either at law or in equity, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this Agreement, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Workers’ Adjustment and

Retraining Notification Act, the Massachusetts Wage Act (Mass. Gen. L. c. 149, section 148 et seq.), the Massachusetts overtime pay law (Mass. Gen. L. c. 151, section 1A, et seq.), and the Massachusetts anti-discrimination law (Mass. Gen. L. c. 151B), each as amended.  Nothing in this Agreement is intended to constitute an unlawful release or waiver of McDonough’s rights under any laws.  Notwithstanding the foregoing, this release does not include and will not preclude claims, actions, or rights arising after McDonough executes this Agreement or under or to enforce the terms of this Agreement, the terms of the Employment Agreement specifically referenced and incorporated herein, the Plan and the Option Agreement or any and all rights he has with respect to the Preserved Rights.

16. Representations and Recitals. McDonough represents that:

(a)The Company has advised him to consult with an attorney of his choosing concerning the rights waived in this Agreement.  He has carefully read and fully understands this Agreement, and is voluntarily entering into this Agreement.

(b)He understands that he has at least twenty-one (21) days to review this Agreement prior to execution.  If at any time prior to the end of the 21-day period, he executes this Agreement, he acknowledges that such early execution is a knowing and voluntary waiver of his right to consider this Agreement for at least 21 days and is due to him belief that he has had ample time in which to consider and understand this Agreement and in which to review this Agreement with an attorney.

(c)Even after executing this Agreement, McDonough has seven (7) days after signing to revoke this Agreement.  This Agreement will not be effective or enforceable until this 7-day period has expired.  As used throughout the Agreement, the term “Effective Date” means the date on which the revocation period expires provided that the Agreement has not been revoked within the revocation period.  In order to revoke his assent to this Agreement, McDonough must, within 7 days after he signs this Agreement, give notice in writing of such revocation to the Company, c/o Joseph A. Carlucci, American Renal Associates, LLC, 500 Cummings Center, Suite 6550, Beverly, MA 01915.

(d)He understands that the effect of the release contained in paragraph 15 is that he gives up any claims he may have against the Company, including but not limited to any claim of age discrimination arising under the federal Age Discrimination in Employment Act or other law and claim for unpaid wages under Massachusetts law, except as set forth in paragraph 18.

(e)He understands that he is receiving compensation and benefits pursuant to this Agreement that he would not otherwise be entitled to if he did not enter into this Agreement.

(f)He enters into this Agreement and waives any such rights knowingly and willingly, and in order to receive the consideration recited above.

17. Post-Separation Execution of Agreement.  In order to receive the benefits set forth in this Agreement, McDonough must execute and not revoke this document a second time in the signature block set forth below within 7 days of the Separation Date.  The second execution of the Agreement by McDonough shall serve to release any claims that have arisen following the first execution of this Agreement.

18. Limitations.

(a) The Agreement does not preclude McDonough from filing a charge of discrimination with, or participating in or cooperating with an investigation by, the United States Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination, but McDonough will not be entitled to, and expressly agrees to waive, any monetary or other relief on the basis of or in connection with such a charge or investigation, including related court litigation.

(b) Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, McDonough from reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit McDonough’s right to receive an award (including a monetary reward) for information provided to the SEC.  McDonough does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and he is not required to notify the Company that he has made such reports or disclosures.

(c) Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §  1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; in a sealed filing in court or other proceeding; or in connection with a lawsuit alleging retaliation for reporting a suspected violation of law.

19. Other Obligations.  This Agreement does not release the Company from any right that McDonough has to indemnification by the Company and to directors and officers liability insurance coverage under the Employment Agreement.

20. Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to McDonough’s employment and separation of employment with the Company.

This Agreement supersedes and cancels any and all previous contracts, arrangements or undertakings, whether written or oral, with respect thereto, except as set forth in this Agreement.  For avoidance of doubt, those provisions of the Employment Agreement discussed above shall remain in full force and effect.  In addition, the Nonqualified Stock Option Agreement (dated July 9, 2010), the 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan, the Notice of Option Amendments (dated April 26, 2016), and the Vice Presidents, Regional Director, Directors & Officers Non-Solicitation, Non-Competition and Confidentiality Agreement (dated February 8, 2008) (as modified by the Option Agreement) and all Preserved Rights shall remain in full force and effect.

21. Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be resolved by binding confidential arbitration by a single arbitrator who is licensed to practice law in a state in the United States, to be held in Boston, Massachusetts, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association (or its successor rules).  The arbitrator shall have the discretionary authority to award attorneys’ and arbitrator’s reasonable fees and expenses and the costs of arbitration to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator’s decision shall be in writing and shall include findings of fact and a statement of the law on which the decision is based.

22. Severability and Partial Invalidity.  Each term, condition or provision of this Agreement shall constitute an independent clause or provision severable from the remainder of the terms, conditions or provisions.  In the event any provision hereof is determined to be contrary to, prohibited by or invalid under applicable law or regulation, or otherwise deemed unenforceable for any reason whatsoever, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall remain fully valid and binding and shall be given full force and effect so far as possible.

23. Execution.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

24. Governing Law.  This Agreement shall in all respects be interpreted, enforced, governed and construed by and under the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

25. Attorneys’ Fees. Each party shall bear his or its own attorneys’ fees and expenses.

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IN WITNESS WHEREOF, McDonough and the Company have caused this Agreement to be executed on the date written above.

____________________________________
JOHN MCDONOUGH

AMERICAN RENAL MANAGEMENT, LLC

By:

Its:

AMERICAN RENAL HOLDINGS INC.

By:

Its:

AMERICAN RENAL ASSOCIATES, LLC

By:

Its:

Execution After Separation Date

Dated: ___________________________________

John McDonough

EXHIBIT A

Agreement Regarding Consultancy Period

The parties to the Severance Agreement (to which this Exhibit A is a part of) agree as follows concerning McDonough’s obligations and responsibilities during the Consultancy Period:

1.McDonough’s duties during the Consultancy Period shall be directed by Joseph Carlucci or Jonathan Wilcox and shall include, but not be limited to, the following: providing assistance to the Company in transitioning his role to other employees, advising the Company as to contracting strategy, and assisting with operational issues.

2.As set forth in the Severance Agreement, the consideration set forth in the Severance Agreement shall be sufficient to compensate McDonough for his work during the Consultancy Period, and as such, he will not be entitled to additional pay.  The Company will reimburse McDonough for all reasonable and necessary expenses incurred by him in connection with his services during the Consultancy Period, provided that such expense reimbursements are in accordance with the Company’s expense reimbursement policy and are properly documented and accounted.  Moreover, except as set forth in the Severance Agreement, McDonough’s benefits shall cease on the Separation Date.  McDonough shall not be eligible for a bonus for 2017.

3.After the Separation Date, McDonough shall not be an officer, employee, or agent of the Company, and he agrees that he will not hold himself out as an employee, officer, or agent of the Company.  After the Separation Date, McDonough shall have no authority to bind the Company.

4. McDonough’s participation in any trade or other outside groups as a representative of the Company shall end on the Separation Date and shall not extend during the Consultancy Period.

5.After the Separation Date, McDonough will no longer have a permanent office at the Company.  During the Consultancy Period, he will not report to the Company’s offices unless so requested by Joseph Carlucci or Jonathan Wilcox for the purposes of carrying out McDonough’s consulting duties.

6. During the Consultancy Period, McDonough shall abide by all Company policies concerning the trading of Company stock, including but not limited to the Company’s Securities Trading Policy.  McDonough acknowledges that these obligations extend to his family members (including his wife).

Agreed to:

____________________________________
JOHN MCDONOUGH

AMERICAN RENAL MANAGEMENT, LLC

By:

Its:

AMERICAN RENAL HOLDINGS INC.

By:

Its:

AMERICAN RENAL ASSOCIATES, LLC

By:

Its: